Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (amendment no. 2), of our report dated September 1, 2010, relating to the consolidated balance sheet of China eMedia Holdings Corporation (A Development Stage Company) as of May 31, 2010 and the related consolidated statement of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for the period from the date of inception on June 9, 2009 to May 31, 2010, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ DNTW CHARTERED ACCOUNTANTS LLP

Markham, Ontario, Canada
June 23, 2011